Exhibit 8.2
                    July 14, 2010
FirstBanCorp.
1519 Ponce de León Ave., Stop 23
Santurce, Puerto Rico 00908

RE:	Offer to Exchange Certain Number of First BanCorp.’s Common Stock for Certain Preferred Stock
Ladies and Gentlemen:
     We have acted as special tax counsel to First BanCorp. (the “Corporation”) in connection with the offer to exchange (the “Exchange Offer”) certain number of the Corporation’s common stock (the “Common Stock”) for the following series of the Corporation’s preferred stock: (i) 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A; (ii) 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B; (iii) 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C; (iv) 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D; and (v) 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E, validly tendered and not validly withdrawn on or prior to the expiration date of the Exchange Offer (collectively the “Preferred Stock”). This opinion addresses the Puerto Rico income tax treatment applicable to holders of the Preferred Stock as a result of the exchange of the Preferred Stock for the Corporation’s common stock pursuant to the Exchange Offer (the “Exchange”) and certain Puerto Rico tax consequences associated to the receipt, ownership and disposition of shares of the Corporation’s common stock.
     Our opinion is limited to the information contained in the prospectus filed with the Securities and Exchange Commission in relation to the Exchange Offer (the “Prospectus”) under the headings “Certain Puerto Rico Tax Considerations”.

First BanCorp.
July 14, 2010

     We, of course, opine only as to the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of transactions that we do not specifically address.
     The opinion expressed herein is based upon the existing provisions of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Code”) and the regulations promulgated and administrative pronouncements issued thereunder any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the opinion expressed herein. Similarly any change in the facts and assumptions, upon which this opinion is based, could modify the conclusions.
     This opinion represents our best judgment as to the probable outcome of the Puerto Rico tax issues discussed in the Prospectus and is not binding on the Puerto Rico Treasury Department, or the Puerto Rico or federal courts. We can give no assurance that the Puerto Rico Treasury Department will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to the holders of the Preferred Stock participating in the Exchange Offer or the holders of the Corporation’s common stock.
     This opinion is for the benefit solely of the Corporation and only the Corporation may reasonably rely on a copy of this opinion or shall be entitled to rely on the contents herein without our express written consent.
     Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any of the facts stated herein. Any inaccuracy in any fact, representation, or statement herein may have the effect of changing all or part of this opinion.
     The opinion expressed herein is also subject to the following assumptions, limitations, exceptions and qualifications:

First BanCorp.
July 14, 2010

          1. The Exchange will be made on the terms and conditions set forth in the Prospectus and in the accompanying letters of transmittal attached thereto;
          2. The Exchange Offer and the Exchange have been duly authorized by the corresponding corporate action of the Corporation and the execution thereof and delivery of the Common Stock by the Corporation pursuant to the Exchange constitute the legal, valid and binding obligations of the parties to the Exchange, enforceable against them in accordance with their respective terms; and
          3. In accordance with the terms of the Exchange Offer: (i) there are no accumulated and unpaid dividends in respect of any shares of Preferred Stock and no cash will be paid as a result of the Exchange for any accumulated and unpaid dividends in respect of any shares of Preferred Stock; and (ii) no fractional shares of Commons Stock will be issued or paid in cash as a result of the Exchange.
     On the basis of the foregoing and subject to the assumptions, limitations, exceptions and qualifications set forth herein, we are of the opinion that the information contained in the Prospectus under the headings “Certain Puerto Rico Tax Considerations”, to the extent it constitutes matters of Puerto Rico law or legal conclusions based on such law, is complete and accurate in all material respects.
     We are admitted to practice law in the Commonwealth of Puerto Rico, and express herein no opinion whatsoever with respect to any laws other than the Code. Our opinion is given as of this date and is limited in all respects to the laws and facts existing as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     We hereby consent to the filing of this opinion as an exhibit to the Exchange Offer Registration Statement and to the reference to our firm under the heading “Certain Puerto Rico Tax Considerations” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of

First BanCorp.
July 14, 2010

persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,